Exhibit 10.1

Haights Cross Communications, Inc.
2009 Annual Management/Employee Incentive Plan

I.           Purpose

Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) has historically provided its managers and employees, including its named executive officers (collectively, “Participants”), with an opportunity to earn cash bonuses pursuant to an incentive plan in effect for each fiscal year known as the “Annual Management / Employee Incentive Plan.”  This plan sets forth the Annual Management/Employee Incentive Plan, as currently in effect (as of the date of adoption set forth below), that has been approved by the Board of Directors of Haights Cross, acting through its Compensation Committee, for fiscal 2009 (the “Incentive Plan”).  As provided herein, the Incentive Plan will be administered by the Haights Cross Board of Directors or duly authorized committee thereof (the “Board of Directors”).

II.           Performance Based Targets

Subject to the terms and conditions set forth herein (including without limitation the discretionary authority of the Board of Directors), payouts to Participants under the Incentive Plan will be determined based upon Haights Cross’ achievement of defined objectives (the “Performance Based Targets”) and such Participant’s applicable Target Incentive (as defined below), as such Performance Based Targets and Target Incentive are established by the Board of Directors.

III.           Target Bonuses and Incentive Payouts

The amount of a Participant’s target bonus under the Incentive Plan is determined as a percentage of the Participant’s annual base compensation as established for such Participant (the “Target Bonus ”).  Unless otherwise expressly provided for, each Participant’s Target Bonus is determined by such individual’s title and/or role.  Provided that there has been 100% compliance with the financial covenant targets to be included in the Performance Based Targets (the “Financial Covenant Targets”), bonus payments, if any, under the Incentive Plan range from 25% to 125% of the Target Bonus as set forth in the following table:

Percentage of Achievement of Performance Based Target*	Percentage of Target Bonus
Less than 90%	0%
90%	25%
100%	100%
110% or greater	125%
_____
* Does not include any Financial Covenant Targets which must be 100% achieved as a condition to paying any bonus.

The amount of a Participant’s payout under the Incentive Plan is subject to proportional adjustment for achievement of Performance Based Targets within the ranges set forth in the above table. For example the achievement of 95% of a Performance Based Target will result in a bonus payout to a Participant of 95% of such Participant’s Target Bonus, and the achievement of 105% of the Performance Based Target will result in a bonus payout of 112.5% of the Participant’s Target Bonus.  For the avoidance of doubt, in no event will a Participant’s payout exceed 125% of the Participant’s Target Bonus.

Notwithstanding anything to the contrary in this plan, the Board of Directors reserves the right, in its sole and absolute discretion, from time to time and at any time, to change the eligibility for participation under the Incentive Plan, to revise, eliminate or otherwise modify any Performance Based Targets, to modify any Participant’s Target Bonus, or otherwise to increase, decrease or eliminate any bonus payouts to any Participant under the Incentive Plan, regardless of the level of Performance Based Targets that have been achieved, including to provide for no bonus payout to a Participant even though one or more Performance Based Targets have been achieved.

Haights Cross may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that it believes to be required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any bonus.

IV.           Eligibility

Determination of goal achievement and payouts under the Incentive Plan are made upon completion of the fiscal year audit, generally in March following the end of the applicable fiscal year. Unless otherwise determined by the Board of Directors, or otherwise provided for certain non-executives under special payment provisions, Incentive Plan payouts will be made on the later to occur of April 15, 2010 or fifteen days after the Company’s completion of its audited financial statements (such date of payment, as it may be modified by the Board of Directors, the “Payment Date”).  An individual must be a current employee in good standing on the Payment Date to be eligible to receive a bonus for the prior year.  Bonus calculations and payouts may (but shall not be required to) be accelerated if sale events occur. In certain cases, new employees hired during a fiscal year will be required to wait until the following fiscal year before participating in the Incentive Plan.  In no event will a Participant earn, accrue or otherwise become entitled to a payout under the Incentive Plan prior to the Payment Date.

Neither the Incentive Plan, nor any action taken pursuant to the Incentive Plan, will be construed as giving any employee any right to be retained by Haights Cross.

V.           Administration

The Incentive Plan will be administered by the Board of Directors. In addition to the other discretionary rights set forth herein, the Board of Directors, in its sole discretion, shall have the authority to adopt, amend and repeal rules relating to the Incentive Plan and to interpret and correct the provisions of the Incentive Plan.  The Board of Directors shall have authority, subject to the express limitations of the Incentive Plan, (i) to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, (ii) to make all other determinations and calculations in the judgment of the Board of Directors necessary or desirable for the administration and interpretation of the Incentive Plan, and (iv) amend, repeal or cancel the Incentive Plan.  The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent it shall deem expedient to carry out the Incentive Plan, and it shall be the sole and final judge of such expediency. All decisions by the Board of Directors, in its sole and final discretion, shall be final, binding and conclusive on all interested persons.  Neither Haights Cross nor any member of the Board of Directors shall be liable for any action or determination relating to the Incentive Plan.

Date of Adoption:  August 10, 2009